Exhibit 23.2

Consent of Independent Registered Public Accounting

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Lake Shore Bancorp, Inc. of our report dated March 14, 2025, relating to the consolidated financial statements of Lake Shore Bancorp, Inc. appearing in the Prospectus, which is part of the Registration Statement (No. 333-285836) on Form S-1 declared effective on May 14, 2025.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

August 5, 2025